Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

SERITAGE GROWTH PROPERTIES

Up To                  Seritage Growth Common Shares

Issuable Upon the Exercise of Subscription Rights Distributed to Record Stockholders of

Sears Holdings Corporation

                , 2015

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution by Sears Holdings Corporation (“Sears Holdings”), to the holders of record (the “Record Holders”) of its common stock, as of the close of business on                 , 2015 (the “Record Date”), at no charge, of transferable subscription rights (the “Rights”) to purchase common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) of Seritage Growth Properties (“Seritage Growth” or the “Company”) at a price of $                 per whole share (the “Rights Offering”) as described in the Company’s Prospectus, dated                 , 2015 (the “Prospectus”).

In the Rights Offering, an aggregate of                  Seritage Growth Common Shares (the “Underlying Shares”) are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on                 , 2015, but Sears Holdings may extend the Rights Offering for additional periods ending no later than                 , 2015 (as so extended, the “Expiration Date”). Rights not exercised by the Expiration Date will expire, have no value and cease to be exercisable for Common Stock.

As described in the accompanying Prospectus, each Record Holder will receive one Right for every full share of Sears Holdings common stock owned of record as of the close of business on the Record Date.

Each Right gives the holder thereof the right to purchase from Seritage Growth, in the aggregate, up to                  Seritage Growth Common Shares (the “Basic Subscription Right”) at a subscription price of $                 per whole share (the “Subscription Price”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if a Record Holder owned 1,000 shares of Sears Holdings common stock as of the Record Date, such Record Holder would receive 1,000 subscription rights pursuant to their Basic Subscription Right that would entitle them to purchase                  Seritage Growth Common Shares (                 rounded down to the nearest whole share) at a subscription price of $                 per whole share.

In addition, holders of Rights who purchase all of the Seritage Growth Common Shares available to them pursuant to their Basic Subscription Rights, after giving effect to any purchases or sales of Rights by them prior to such exercise, may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $                 per whole share, for a portion of any Seritage Growth Common Shares that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Excess Shares”). Computershare Inc. (the “Subscription Agent”) will allot Seritage Growth Common Shares in the Rights Offering as follows:

•	First, shares will be allocated to holders of Rights who exercise their Basic Subscription Rights.

•	Second, Excess Shares will be allocated among the holders of Rights who exercise the Over-Subscription Privilege, in accordance with the following formula:

•	Each holder who exercises the Over-Subscription Privilege will be allocated a percentage of the Excess Shares equal to the percentage that results from dividing (i) the number of Basic Subscription Rights which that holder exercised by (ii) the number of Basic Subscription Rights which all holders who wish to participate in the Over-Subscription Privilege exercised. Such percentage could result in the allocation of more or fewer Excess Shares than the holder requested to purchase through the exercise of the Over-Subscription Privilege.

•	Third, if the allocation of Excess Shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of Seritage Growth Common Shares than that holder subscribed for pursuant to the Over-Subscription Privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•	Fourth, any Seritage Growth Common Shares that remain available as a result of the allocation described above being greater than a holder’s over-subscription request will be allocated among all remaining holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Seritage Growth Common Shares have been allocated or all over-subscription requests have been satisfied in full.

However, in no circumstance will any holder be allocated Common Shares pursuant to the Over-Subscription Privilege to the extent such allocation would result in such holder beneficially owning 9.8% or more of the outstanding Seritage Growth Common Shares (as calculated for certain federal income tax purposes), as described in the Prospectus.

You will not receive certificates (each, a “Subscription Rights Certificate”) evidencing your Rights. Rather, your Rights will be credited to your account electronically through the Depository Trust Company (“DTC”). The Rights will be transferable during the course of the subscription period, and the Company expects the Rights will be listed for trading on the New York Stock Exchange under the symbol “                ” and the Company currently expects that the Rights will begin trading on or about                  2015, the first business day following the distribution of the Rights, and will continue to trade until 4:00 pm, New York City time, on                 , 2015, the                  business day prior to the Expiration Date.

We are asking (i) persons who hold shares of Sears Holdings common stock and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, (ii) persons who purchase Rights during the subscription period held through a broker, dealer, commercial bank, trust company or other nominee and (iii) Record Holders of Sears Holdings common stock who prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who hold their Rights through a broker, dealer, commercial bank, trust company or other nominee who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify, as soon as possible, any beneficial owners of Sears Holdings common stock of the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent, Sears Holdings and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Seritage Growth Common Shares that are being subscribed for pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of Seritage Growth Common Shares being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Sears Holdings is not charging any fee or sales commission to issue the Rights or to issue shares upon the exercise of Rights. Any commissions, fees, taxes or other expenses, other than certain reasonable fees and expenses of the Subscription Agent and Georgeson Inc. (the “Information Agent”), will be for the account of the holder of the Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company, Sears Holdings, the Subscription Agent or the Information Agent. Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instruction for Use of Seritage Growth Properties Subscription Rights Certificates;

3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Sears Holdings common stock registered in your name with an attached form of instruction;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to Computershare Inc., the Subscription Agent.

Your prompt action is requested. As described further in the Prospectus, to exercise the Rights, you must deliver the properly completed and duly executed Subscription Rights Certificate, together with the Nominee Holder Certification and payment in full of the total subscription amount that is required for all of the shares subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent. Do not send the Subscription Rights Certificate, Nominee Holder Certification or payment to the Company or to Sears Holdings. The properly completed and duly executed Subscription Rights Certificate and Nominee Holder Certification, accompanied by full payment of the total subscription amount, must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate and Nominee Holder Certification with the correct and complete payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A holder of Rights cannot revoke the exercise of Rights. Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire, have no value and cease to be exercisable for Seritage Growth Common Shares.

Additional copies of the enclosed materials may be obtained from the information agent, Georgeson Inc., by calling                 .

Very truly yours,

Sears Holdings Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF SERITAGE GROWTH PROPERTIES, SEARS HOLDINGS CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.